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                                                                  Exhibit (a)(4)

                               ARRIS GROUP, INC.

                               OFFER TO EXCHANGE
               SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE,
                        PLUS ACCRUED AND UNPAID INTEREST
                                   FOR UP TO
                    $70,000,000 ORIGINAL PRINCIPAL AMOUNT OF
                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  MAY 10, 2002, UNLESS THE OFFER IS EXTENDED.
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                                                                 April 12, 2002

To: Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Arris Group, Inc., a Delaware corporation (the "Company"), is offering, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated April 12, 2002 (the "Offer to Exchange") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Offer"), to exchange 102 shares of its common stock, par value $.01 per share (the "Common Stock") for each $1,000 in original principal amount of currently outstanding 4 1/2% Convertible Subordinated Notes Due 2003 of Arris International, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Notes"). Subject to the terms and conditions of the Offer, Arris Group will issue shares of Common Stock in exchange for up to $70,000,000 aggregate principal amount of the Notes. If more than $70,000,000 aggregate principal amount of the Notes are tendered, Arris Group will purchase from each tendering holder of Notes an amount based on the proportion of Notes tendered by that holder to all Notes tendered. Arris Group also will pay accrued and unpaid interest up to the Expiration Date on Notes Arris Group accepts for exchange. Arris Group reserves the right to extend or terminate the Offer, in its sole and absolute discretion, for any or no reason, and to otherwise amend the offer in any respect.

         THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS" IN THE OFFER TO EXCHANGE.

         Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

         1.       Offer to Exchange, dated April 12, 2002;

         2. Letter of Transmittal for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Notes);

         3.       Notice of Guaranteed Delivery;

         4. A printed form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the issuance of Common Stock;


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         5.       Return envelopes addressed to The Bank of New York, the
Exchange Agent for the Notes.

         YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 10, 2002, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

         In all cases, the exchange of Notes pursuant to the Offer will be made only after receipt by the Exchange Agent of (a) confirmation of a book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Offer to Exchange), as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Exchange) and (c) any other required documents.

         Holders who wish to tender their Notes and (i) whose Notes are not immediately available or (ii) who cannot deliver their Notes, the Letter of Transmittal or an Agent's Message or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Guaranteed Delivery Procedures" in the Offer to Exchange.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Notes residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

         The Issuer will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Notes to it, except as otherwise provided in the Letter of Transmittal.

         Questions and requests for assistance with respect to the Offer or for copies of the Offer to Exchange and Letter of Transmittal may be directed to the Exchange Agent or the Information Agent at their addresses set forth in the Offer to Exchange.


                                    Very truly yours,

                                    ARRIS GROUP, INC.